Evommune Reports Third Quarter 2026 Financial Results and Provides Business Highlights

Expanded pipeline with in-licensing of EVO570, a potential best-in-class oral VAV-1 molecular glue degrader

EVO301 late-breaking EADV data demonstrate clear therapeutic signal and favorable safety and tolerability profile, supporting Phase 2b trial in AD expected for mid-2027 initiation

Additional clinical milestones expected in 2027, including initiation of the EVO570 Phase 1 trial in early 2027, the EVO301 Phase 2 trial in ulcerative colitis and the EVO646 Phase 1 study

Key 2027 data expected to include Phase 1 healthy volunteer and biomarker data for EVO570 and EVO646, and top-line Phase 2b migraine data for EVO756

Strong balance sheet with cash runway into 2H 2029 to deliver multiple key milestones across the pipeline

PALO ALTO, Calif. & NEW YORK, November 12, 2026 - Evommune, Inc. (NYSE: EVMN) (the “Company” or “Evommune”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced financial results for the third quarter ended September 30, 2026, and provided a business update.

“We have built a portfolio of differentiated immunology assets spanning biologics and small molecules, each aimed at a distinct upstream driver of chronic inflammation. The in-licensing of EVO570 expands our reach into T- and B-cell-driven autoimmune diseases, while the EADV data strengthen our conviction that EVO301 has the potential to become a foundational therapy in atopic dermatitis, if approved,” said Luis Peña, President and Chief Executive Officer at Evommune. “As we advance EVO301 into Phase 2b and expand into ulcerative colitis, 2027 will be a year of execution and clinical catalysts for Evommune, with additional new clinical studies across EVO646 and EVO570 and Phase 2b migraine top-line data expected from EVO756. With a strong balance sheet and an experienced team, we believe we are well positioned to deliver on these milestones and create meaningful value for patients and stockholders.”

Recent Business Highlights and Upcoming Milestones

EVO301 – Injectable IL-18 Binding Protein Fusion Protein

Anti-serum albumin Fab-associated (SAFA) IL-18BP fusion protein designed to neutralize IL-18 activity, which is aberrantly upregulated in many inflammatory and autoimmune diseases. Targeting IL-18 offers a novel upstream approach that extends beyond Th2 to address multiple inflammatory pathways, with the potential to serve a broad range of patients.

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Presented Data Showing EVO301’s Clear Therapeutic Signal, Favorable Safety and Tolerability Profile at EADV Congress: In October 2026, Evommune presented additional data from its Phase 2a proof-of-concept trial of EVO301 in adults with moderate-to-severe atopic dermatitis (AD) in a late-breaking oral presentation at the European Academy of Dermatology and Venereology (EADV) 2026 Congress. With only two injections, EVO301 met the trial’s primary endpoint, achieving a 55% least-squares mean reduction from baseline in Eczema Area and Severity Index (EASI) at Week 12, eight weeks after the last dose, compared with 22% on placebo (p<0.01); responses continued to deepen throughout the off-drug period. Biomarker analyses confirmed broad anti-inflammatory activity across the Th2, Th1, Th17 and Th22 pathways, and EVO301 was well tolerated, with no observed treatment-related serious or severe adverse events and no conjunctivitis.
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Global Phase 2b AD Trial Expected to Initiate in Mid-2027: Evommune continues to advance EVO301 toward the initiation of a Phase 2b dose-ranging trial in approximately 200 adults with moderate-to-severe AD. Nonclinical toxicology studies with a subcutaneous formulation of EVO301 will initiate in early 2027. Dosing regimens have been selected for the planned Phase 2b trial, where three dosing regimens of EVO301 will be tested against placebo for 16 weeks, with an off-drug follow-up period out to 24 weeks.
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Phase 2 Proof-of-Concept Trial in Ulcerative Colitis (UC) Planned to Initiate in First Quarter of 2027, Data Expected in 2028: Evommune plans to initiate a Phase 2 proof-of-concept trial of EVO301 in UC in the first quarter of 2027, extending development beyond dermatology to inflammatory bowel disease, where IL-18 and IL-22 are upregulated. In the Phase 2a AD trial, EVO301 meaningfully reduced IL-22, a cytokine implicated in the epithelial barrier dysfunction that is a key attribute of UC, and inflammatory bowel disease more generally.

EVO756 – Oral MRGPRX2 Antagonist for Migraine Prophylaxis

Potent and highly selective small-molecule antagonist of Mas-related G protein-coupled receptor X2 (MRGPRX2), a receptor found predominantly on peripheral sensory neurons and mast cells.

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Top-Line Data from Phase 2b Migraine Trial Anticipated in Second Half of 2027: The Phase 2b dose-ranging trial of EVO756 in adults with refractory migraine is underway, with top-line data expected in the second half of 2027. In September 2026, Evommune discontinued development of EVO756 in AD after a Phase 2b trial did not meet its primary endpoint.

EVO570 – Oral VAV-1 Molecular Glue Degrader

Oral, highly selective VAV-1 molecular glue degrader (MGD) designed to deliver JAK-like efficacy in autoimmune disease. VAV-1 is a signaling protein, largely restricted to immune cells, that drives T- and B-cell activation across a wide range of chronic inflammatory diseases.

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In-Licensed EVO570 from Hinova Pharmaceuticals Inc (SSE 688302, “Hinova”): In November 2026, Evommune entered into an exclusive license agreement with Hinova granting Evommune worldwide rights outside of Greater China to develop, manufacture and commercialize EVO570 (formerly HC118). Evommune paid $30 million upfront, consisting of $20 million in cash and $10 million in the form of pre-funded warrants to purchase Evommune common stock. Hinova is eligible to receive additional development, regulatory and commercial milestones, as well as tiered royalties on net sales outside Greater China.
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Phase 1 Trial Expected to Begin in Q1 2027: Investigational New Drug (IND) applications have been submitted in China and opened in the United States. A Phase 1 trial is expected to begin in the first quarter of 2027 with healthy volunteer and biomarker data expected mid-2027. Evommune plans to initiate a Phase 2 program in rheumatoid arthritis in 2H 2027.

EVO646 – Oral TLR7/8 Antagonist

Selective oral TLR7/8 antagonist with the potential to offer a more targeted approach to controlling upstream drivers of lupus and other interferon-, myeloid inflammation- and autoantibody-driven conditions.

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Program to Enter the Clinic in the First Half of 2027: Evommune plans to initiate a Phase 1 trial for EVO646 in the first half of 2027 with healthy volunteer and biomarker data expected in the second half of 2027. EVO646 was discovered through a partnership with Accutar Biotech. TLR7/8 inhibition has demonstrated significant clinical benefit in cutaneous and systemic lupus erythematosus, and Evommune estimates approximately six million patients across its initial potential indications.
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Achieved Preclinical Development Milestone in Accutar Research Collaboration: In November 2026, Accutar Biotech announced the achievement of a preclinical development milestone in its multi-year, multi-target research collaboration with Evommune.

Corporate Updates

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Announced Concurrent $30 Million Private Placement: In November 2026, concurrent with the in-licensing of EVO570, Evommune entered into a securities purchase agreement to sell 4,966,889 shares of its common stock at $6.04 per share to a select group of dedicated healthcare institutional investors, for gross proceeds of approximately $30 million. Evommune intends to use the net proceeds to advance its clinical development programs, including EVO570, and for general corporate purposes.

Third Quarter 2026 Financial Results

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Cash, Cash Equivalents and Investments: As of September 30, 2026, the Company had cash, cash equivalents and investments of $262.3 million, compared to $216.7 million as of December 31, 2025.
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Revenue: The Company did not generate any revenue for the three and nine months ended September 30, 2026, compared to revenue of $10.0 million and $13.0 million for the three and nine months ended September 30, 2025, attributable to the Company’s strategic collaboration with Maruho for EVO756 in Japan.
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Research and Development Expenses: Research and development expenses were $24.6 million and $68.3 million for the three and nine months ended September 30, 2026, compared to $19.6 million and $53.6 million for the three and nine months ended September 30, 2025, primarily due to increase in preclinical research expenses for undisclosed discovery programs and personnel costs, and partially offset by a decrease in clinical trial expenses.
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General and Administrative Expenses: General and administrative expenses were $8.8 million and $23.9 million for the three and nine months ended September 30, 2026, compared to $3.7 million and $10.7 million for the three and nine months ended September 30, 2025.
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Net Loss: Net loss totaled $30.9 million and $84.8 million for the three and nine months ended September 30, 2026, compared to $12.5 million and $40.6 million for the three and nine months ended September 30, 2025.

About Evommune, Inc.

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The Company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that result from the limitations of existing therapies. For more information, please visit www.evommune.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential therapeutic benefit of the Company’s product candidates; the design, objectives, initiation, timing, progress and results of the Company’s clinical trials, including the planned Phase 2b trial of EVO301 in AD, the planned Phase 2 trial of EVO301 in ulcerative colitis, the ongoing Phase 2b trial of EVO756 in migraine, the planned Phase 1 trials of EVO570 and EVO646 and the planned Phase 2 program for EVO570 in rheumatoid arthritis; the potential benefits of the Company’s license agreement with Hinova Pharmaceuticals and royalty and other payment obligations under the license agreement; anticipated cash runway into the second half of 2029; the intended use of proceeds from the private placement; estimates of patient populations and market opportunities; the Company’s ability to achieve development and corporate milestones and create value for patients and stockholders; and continued advancement of the Company’s portfolio. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the Company’s limited operating history and historical losses; the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; the impacts of macroeconomic conditions, including heightened inflation and uncertain credit and financial markets, on the Company’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; the Company’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the Company’s ability to obtain, maintain and protect its intellectual property; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026, as supplemented by the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2026, and in other filings that the Company makes and will make with the SEC in the future. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Evommune, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
License revenue	$—	$10,000	$—	$13,000
Operating expenses:
Research and development	24,551	19,639	68,282	53,639
General and administrative	8,775	3,689	23,894	10,716
Total operating expenses	33,326	23,328	92,176	64,355
Loss from operations	(33,326)	(13,328)	(92,176)	(51,355)
Total other income, net	2,449	853	7,379	10,758
Net loss	(30,877)	(12,475)	(84,797)	(40,597)
Basic and diluted net loss per share of common stock	$(0.85)	$(8.07)	$(2.40)	$(26.36)
Weighted average basic and diluted shares of common stock outstanding	36,326,051	1,545,010	35,386,296	1,540,243

Evommune, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2026	2025
Cash, cash equivalents and short-term investments	$168,638	$149,200
Other current assets	5,923	4,278
Long-term investments	93,612	67,489
Other non-current assets	10,125	3,979
Total assets	$278,298	$224,946

Current liabilities	$20,483	$17,909
Other non-current liabilities	6,447	1,471
Total liabilities	26,930	19,380
Total stockholders’ equity	251,368	205,566
Total liabilities and stockholders’ equity	$278,298	$224,946

Media and Investors:

Megan Humphreys

megan.humphreys@evommune.com